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                                                                    EXHIBIT 99.2

PRESS CONTACTS:

  For CMGI:                         For uBid.com:
  Kim Robinson                      Nevenka Todorovic
  CMGI Public Relations             uBid.com
  (978) 684-3127                    (773) 272-4449
  krobinson@cmgi.com                nevenkat@ubid.com
  ------------------                -----------------
  Catherine Taylor                  Bret Werner/Ted Fragulis
  CMGI Investor Relations           Alan Taylor Communications
  (978) 684-3540                    (212) 714-1280
  ctaylor@cmgi.com                  bret@alantaylor.com
  ----------------                  -------------------
                                    tfragulis@alantaylor.com
                                    ------------------------

                      CMGI COMPLETES UBID.COM ACQUISITION

     INTEGRATION OF E-COMMERCE AUCTION SITE TO LEVERAGE SYNERGIES ACROSS
                                 CMGI NETWORK

 CMGI ON TRACK TO CLOSE FISCAL 2000 WITH ANNUAL REVENUE RUN RATE OF $1 BILLION

ANDOVER, MA AND CHICAGO, IL, MAY 1, 2000 - CMGI, Inc. (NASDAQ: CMGI), the world's largest and most diverse network of Internet companies, announced today that it has completed its acquisition of uBid, Inc. (NASDAQ: UBID), a leading e-commerce auction site. Effective immediately, uBid joins CMGI as a majority-owned operating company. Under the terms of the agreement, CMGI will issue .2628 shares of CMGI common stock for every share of uBid common stock held on April 28, 2000.

"The addition of uBid to the CMGI network underscores our commitment to strengthening and expanding our business-to-consumer (B2C) and business-to-business (B2B) e-commerce capabilities," said David Andonian, president, corporate development for CMGI. "It also permits CMGI to leverage uBid's services for new, expanded opportunities within the network, including the integration of auction and merchandising capabilities into our enterprise solutions, while offering uBid a powerful new set of partners from which to accelerate its already impressive growth and revenue performance."

As recently reported, uBid's revenues for the first quarter ended March 31, 2000 grew to $86 million, up 150 percent over first quarter 1999 revenues. Additionally, its base of registered users increased to 1.2 million compared to the 378,000 users at the end of the first quarter of 1999. Since the acquisition was announced February 10, 2000, uBid.com has continued to experience rapid growth and has opened an additional customer care center in Danville, Illinois to handle its expanding customer base. With the addition of uBid to the CMGI network, CMGI continues to believe it will be able to achieve its goal of an annual run rate of $1 billion in revenue by the end of its fiscal year.

"CMGI is a powerhouse and we are happy to be a part of its diverse network," said Greg Jones, CEO, uBid.com. "The relationship will open the door to opportunities, allowing uBid.com to continue growing and establishing ourselves as an industry leader. In addition to greatly increasing our reach in the consumer marketplace, the potential for strategic relationships with CMGI network companies will lead to new sources of unique merchandise, as well as powerful new distribution outlets for our auction technology platform."

uBid offers brand-name products to both consumers and businesses providing visitors the opportunity to set their own prices on popular products at significant discounts from prices found in traditional channels. In addition, uBid.com auctions provide leading suppliers such as Sony, IBM, Hewlett-Packard, Canon, Epson and Harman Kardon, with an inexpensive and highly
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efficient channel for selling excess or unique items on a timely basis, while preserving their existing distribution channels.

ABOUT CMGI AND CMGI@VENTURES
With more than 70 companies, CMGI, Inc. (Nasdaq: CMGI) represents the largest, most diverse network of Internet companies in the world, including both CMGI operating companies and synergistic investments made through its venture capital affiliate, CMGI@Ventures. CMGI leverages the technologies, content and market reach of its extended family of companies to foster rapid growth and industry leadership across its network and the larger Internet Economy. Compaq, Intel, Microsoft, Pacific Century CyberWorks and Sumitomo hold minority positions in CMGI.

CMGI's majority-owned operating companies include Engage (Nasdaq: ENGA), NaviSite (Nasdaq: NAVI), 1ClickBrands, 1stUp.com, Activate, AdForce, Adsmart, AltaVista, CMGion, CMGI Solutions, Equilibrium, Flycast, iCAST, MyWay.com, NaviPath, uBid, SalesLink, Tribal Voice and yesmail.com. CMGI@Ventures has ownership interests in 57 companies, including Lycos, Inc. (Nasdaq: LCOS), Critical Path (Nasdaq: CPTH), MotherNature.com (Nasdaq: MTHR), Ventro (Nasdaq:
VNTR) and Vicinity (Nasdaq: VCNT).

CMGI's corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810. CMGI@Ventures has offices there, as well as at 3000 Alpine Road, Menlo Park, CA 94028. For additional information, see http://www.cmgi.com and http://www.ventures.com.

ABOUT UBID.COM
uBid.com, with headquarters in Chicago, is a leading on-line auction and e-commerce site that offers consumers and small- to mid-sized businesses the opportunity to "set the price" on a wide range of brand name merchandise through live-action bidding using sophisticated auction technology. The company's Internet auctions feature a rotating selection of more than 6,700 items in each daily auction. Consumers can browse in more than 12 different product categories, including: computers, consumer electronics, home and leisure, sports and recreation, jewelry and gifts, apparel, appliances, art, travel and events, home improvement products, monitors and printers, and off-lease computer equipment.

With more than 1 million registered users, uBid.com is committed to providing all customers with the highest quality auction experience on the Internet and offers supplier warranties on most consumer products. uBid.com also meets Better Business Bureau Online standards, which gives customers the confidence and security to bid safely online.

For more information, visit the company's Web site at www.ubid.com.

                                     # # #

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the expected benefits resulting from the acquisition of uBid.com by CMGI, the expected ability of CMGI to leverage uBid's services, the expected future growth of uBid and the expected growth and revenues of CMGI and its operating companies. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: uBid's business may not be successfully integrated with the business of CMGI; uBid's technologies and products may not successfully interoperate with those of third parties; CMGI's growth and success depends upon continued and increased demand for and market acceptance of CMGI's and its operating companies' web sites and the Internet in general; and increased competition and technological changes in the industries in which CMGI and uBid compete. For detailed discussion of these and

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other cautionary statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's Annual Report on Form 10-K for the most recently ended fiscal year.

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